EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Blonder Tongue Laboratories, Inc. and Subsidiaries on Form S-8 (File Nos. 333-126064, 333-150755, 333-174303, 333-196370, 333-213318 and 333-228925) and Form S-3 (File Nos. 333-252088, 333-252718 and 333-254719) of our report dated March 31, 2022, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Blonder Tongue Laboratories, Inc. and Subsidiaries as of December 31, 2021 and 2020 for each of the years in the two year period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Blonder Tongue Laboratories, Inc. and Subsidiaries for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp
New York, NY
March 31, 2022